UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 1, 2011

Charles & Colvard, Ltd.
(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2011, the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) appointed Steven M. Larkin to serve as director of the Company. Mr. Larkin was also appointed to serve as chairman of a newly created Marketing Committee of the Board, which will oversee the Company’s pursuit of an e-commerce strategic initiative. Randall N. McCullough, the Company’s Chief Executive Officer and member of the Board, has also been appointed to serve on the Marketing Committee.

Since January 2010, Mr. Larkin, age 52, has served as Senior Vice President, Direct, of Golfsmith International Holdings, Inc. (“Golfsmith”), a specialty retailer of golf and tennis equipment, apparel, and accessories.  From November 2009 to January 2010, he was a consultant to Golfsmith.  From August 2008 to June 2009, Mr. Larkin served as Executive Vice President, Chief Marketing and E-Commerce Officer at Zale Corporation, a specialty retailer of diamonds and other jewelry products.  He was Zale Corporation’s Senior Vice President, Brand Marketing and E-Commerce, from February 2008 to August 2008 and its Senior Vice President, Direct to Consumer, from January 2006 to February 2008.  Before joining Zale Corporation, Mr. Larkin served in a variety of e-commerce and marketing-related executive positions with various companies in the retail industry for over 20 years, including ShopNBC, The Fingerhut Corporation, and Federated Department Stores/Macy’s, Inc.

Mr. Larkin was granted an award of 5,477 shares of restricted stock of the Company on February 1, 2011 pursuant to the Company’s Board of Directors Compensation Program. The Board of Directors Compensation Program is described under the heading “2009 Director Compensation” in the Company’s definitive proxy statement for the Company’s 2010 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 23, 2010.

A copy of the press release announcing Mr. Larkin’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated February 7, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

February 7, 2011	By:	/s/ Timothy L. Krist
Timothy L. Krist
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press Release dated February 7, 2011